Exhibit 10.69

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Brooge Petroleum And Gas Investment Company FZE

- and -

Al brooge international advisory llc

Main Terminal Lease and Offtake Agreement

This Agreement is made this 01st day of August 2019

Between

(1)	Brooge Petroleum and Gas Investment Company (BPGIC), a company incorporated under the laws of the Fujairah Free Zone (commercial registration no. 13-FZC-1117) whose registered office is at P.O. Box 50170, Fujairah Free Zone, United Arab Emirates, referred to hereinafter as (the “Lessor”), and

(2)	Al Brooge International Advisory LLC, a company incorporated under the laws of United Arab Emirates, having its registered office at P.O. Box 29939, Abu Dhabi, United Arab Emirates, referred to hereinafter as (the “Lessee”) ;

(each a “Party” and together the “Parties”)

A)	Interpretation

Words importing the singular only also include the plural and vice versa where the context requires; words and expressions importing the masculine gender include the feminine; reference to person includes any public body and any body of persons incorporate or unincorporated. References to Clauses and to Schedules are references to clauses and schedules of this Agreement.

B)	Headings

Clause headings shall be deemed not to be part of the Agreement and shall not be taken into account in the interpretation thereof.

RECITALS

WHEREAS, the Lessor is having an oil storage facility located in Fujairah, UAE (the “Terminal”) with a total capacity of 399,324 cubic meters which is allocated for Fuel Oil and Clean Products (“Phase I”).

WHEREAS, the Lessee is interested in leasing the full capacity of the Lessor mentioned above.

Therefore, in consideration of the mutual covenants, undertakings and conditions set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

Unless expressly provided otherwise, the capitalized terms as used in this

Agreement shall have the following meaning:

-	“Agreement” means this main lease and offtake management Agreement

-	“Applicable Laws” means any federal, emirate, municipal or authority statute, ordinance, regulation, guideline, rule, code, direction or any license, consent, permit, authorisation or other approval, including any conditions attached thereto, of the United Arab Emirates, the Emirate of Fujairah or any public body or authority, local or federal agency, department, inspector, ministry, official or public or statutory person which has appropriate jurisdiction;

-	“Business Day” means a day (other than Friday or any other day that shall be legal holiday in the United Arab Emirates) which banks are open for general business in the United Arab Emirates;

-	“Confidential Information” means any and all information of any kind and nature whatsoever, written or oral, including, without limitation, financial information, trade secrets, client, customer or supplier lists or other proprietary business information about the Parties and the Terminal, which Information is not known to the general public or to the persons unaffiliated to the Parties;

-	“DIFC” means the Dubai International Financial Centre;

-	“Dispute” has the meaning given to it in Clause 20;

-	“Due Date” has the meaning given to it in Clause 11.3;

-	“Effective Date” has the meaning given to it in Clause 14.1;

-	“Fee Threshold” means per cubic meter per month;

-	“Effective Date” means the date of signature of this agreement;

-	“Fees” means such fee paid by the Lessee to the Lessor during each contractual month in accordance with the terms of this Agreement;

-	“LCIA” means the London Court of International Arbitration;

-	“LIBOR” means the London interbank offered rates for deposits in US Dollars administered by ICE Benchmark Administration Limited (“ICE”) (or any other applicable entity which takes over administration of those rates) which appear on the relevant pages of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such rates; provided that if ICE (or any other applicable entity which takes over administration of those rates) for any reason ceases (whether permanently or temporarily) to publish London interbank offered rates for deposits in US Dollars, “LIBOR” shall be determined by the Parties based

-	“Phase I” means the Lessor’s oil storage terminal of 399,324 cubic meters located in Fujairah Port, United Arab Emirates;

-	“Storage Fees” means the price in United States Dollars per cubic meter per month of storage at which the Lessee pays the Lessor for the lease of storage capacity and being in respect of each calendar month and as adjusted thereafter.

-	“Sublease Agreements” means any sublease agreement signed between Lessee and a sub lessee pursuant to this Agreement, which, with the mutual agreement of the Parties, may be executed with respect to Phase I;

-	“Storage Capacity” means 399,324 cubic meters of the total storage capacity at the Lessor’s Terminal to be used for the storage of the Lessee’s Products;

-	“Services” has the meaning set forth in Article 4;

-	“Rules” means the DIFC-LCIA Arbitration Centre Rules as referred to in Clause 20.1;

-	“Throughput Fees” means the price in United States Dollars per cubic meter per month of throughput at which the Lessee pays the Lessor for each throughput of products and being in respect of each calendar month;

-	“Inter-Tanks Fees” means the price in United States Dollars per cubic meter per month for each transfer of the Lessee’s products in between tanks and being in respect of each calendar month;

-	“Blending Fees” means the price in United States Dollars per cubic meter per month of each product blending of the Lessor and being in respect of each calendar month;

-	“USD” means United States Dollars.

The definitions contained in this Agreement are an integral part of this Agreement and shall be read and interpreted with it. Reference to the Agreement includes any Appendices as added or amended from time to time in accordance with the terms of this Agreement.

2.	Agreement

2.1	According to the terms and conditions of this Agreement, and in accordance with both Parties desire and agreement, the Lessor hereby consents to lease to the Lessee its oil storage capacity of 399,324 cubic meters in order to serve the Lessee’s oil trading activities as per the terms herein.

3.	Agreement Duration

3.1	The term of this Agreement shall be for a period of 4 (four) years which commences on the date mentioned here above and shall expire on the last day of the month of April of the year 2023;

3.2	Upon the Agreement expiry date the period shall be automatically extended by a further 5 (five) years unless either Party notifies the other in writing not less than six months prior to any such expiry date of its intention not to extend the validity of this Agreement, in such case this Agreement shall expire upon the then forthcoming expiry date.

4.	Services

4.1	the Lessor shall allocate the storage tanks described in the Terminal layout annexed to this Agreement at Annexure A to store the Lessee’s oil products;

4.2	The Lessee’s products specifications should always be approved by the Lessor prior to uploading and should always be incompliance with the Port of Fujairah Environmental Standards and the Lessor’s tanks specifications, and should not be considered as hazardous products;

Lessee hereby further undertakes not to store any sanctioned products at the Lessor’s Terminal.

4.3	the Lessor shall provide the Lessee with oil storage, throughput, blending, heating and inter tanks transfer services (the “Services”);

4.4	In case the Lessee’s products were proven to be sanctioned and/or of poor quality and/or hazardous; then the Lessor will be entitled to refuse provide the Services

4.5	The Lessor is hereby entitled to move the Lessee’s products in case of maintenance and/or emergency.

5.	Fees and Payment

5.1	Fees: In consideration of the Services; the Lessee shall pay the below fees to the Lessor’s designated bank account designated for the Terminal purposes.

5.1.1	Storage Fee: in consideration of the leased storage tanks described at Article 4 above; the Lessee shall pay the Lessor a Storage Fee of per cubic meter per month.

The Lessee shall pay the Lessor all Storage Fees due amounts in advance on a monthly basis.

5.1.2	Throughput Fee: in consideration of the Lessee’s throughput of products, the Lessee shall pay the Lessor Throughput Fees of per cubic meter per month.

The Lessee shall pay the Lessor all due amounts pertaining to the Throughput Fees within 14 calendar days as of receiving the Lessor’s Invoice at the end of each calendar month.

5.1.3	Supplementary Fee: In the event that the throughput in any year exceeds agreed volume, a supplementary fee at the rate of per metric ton of throughput shall apply and paid annually in arrears at the end of each year against the Lessor’s invoice.

5.1.4	Blending Fee: in consideration of the Lessee’s products blending, the Lessee shall pay the Lessor Blending Fees of per cubic meter per month.

The Lessee shall pay the Lessor all due amounts pertaining to the Blending Fee within 14 calendar days as of receiving the Lessor’s Invoice at the end of each calendar month.

5.1.5	Inter Tank Transfer Fee: in consideration of the Lessee’s products transfer in between tanks, the Lessee shall pay the Lessor Inter Tank Transfer Fees of per cubic meter per month.

The Lessee shall pay the Lessor all due amounts pertaining to the Inter Tank Transfer Fee within 14 calendar days as of receiving the Lessor’s Invoice at the end of each calendar month.

5.1.6	Heating Fee: in consideration of the Lessee’s products heating, the Lessee shall pay the Lessor Heating Fees of per cubic meter per month.

The Lessee shall pay the Lessor all due amounts pertaining to the Blending Fee within 14 calendar days as of receiving the Lessor’s Invoice at the end of each calendar.

5.2	Port of Fujairah Additional Charges: Any tariffs charged by the Port of Fujairah in respect to the Lessee’s Products including (but not limited) transportation, loading, unloading, use of berths, marine charges, administration charges, penalties and/or use of any of the Port’s facilities shall be paid by the Lessee.

5.2.1	the Lessee shall pay the Lessor any additional charges or penalties invoiced by the Port of Fujairah in respect to the Lessee’s use. The Lessor shall submit the invoices to the Lessee on prompt bases.

5.2.2	The Lessee shall pay the Lessor such invoices within 14 calendar days from the date of the receipt of the invoice.

5.3	Fair Market Value Adjustment: Starting from the second year and every two years thereafter (the” Review Date”) the Lessor may elect to review and amend the Fees to the fair market rate of the Services at such point of time.

Such election shall be made by giving the Lessee at least thirty (30) days written notice prior to such date and subject to mutual agreement.

5.3.1	the market rate shall be reviewed to equal:

a.	the Fees payable immediately before the Review Date; or

b.	the market rate agreed between the Parties (if higher than the current Fees)

6.	Limitations on Authority

6.1	The Lessee is prohibited from, and restricted to carry out any of the following:

(a)	Disposition of Assets: Sell, pledge, mortgage, convey, or make any license, exchange or other transfer or disposition of any property or assets of the Lessor, including any property or assets purchased by Lessor:

(b)	Contract: Make, enter into, execute, amend, modify or supplement any contract or agreement (i) on behalf of, or in the name of, or purporting to bind the Lessor or (ii) assign such contract or agreement to the Lessor at any time or for any purpose;

(c)	Liens: Create, incur or assume any lien upon the Terminal;

(d)	Transactions on Behalf of Others: Engage in any other transaction on behalf of the Lessor or any other person or entity not expressly authorized under this Agreement and/or that violates applicable Laws and/or this Agreement and/or any further agreed amendments to this Agreement;

7.	Title to Materials and Equipments

7.1	The Lessee shall return vacant possession of the Leased Storage Tanks to the Lessor on the expiration date of the agreement.

8.	Default

8.1	the occurrence of any of the following shall be deemed a default:

a)	If a request or petition for liquidation, reorganization, adjustment of debts, arrangement, or similar relief under the bankruptcy, insolvency or similar laws of the UAE, or any foreign jurisdiction shall be filed by or against Lessee, or any formal or informal proceeding for the reorganization, dissolution or liquidation or settlement of claims against, or winding up of affairs of Lessee.

b)	Failure of Lessee to pay Lessor any due payments in timely manner under this Agreement.

8.2	In the event Lessor considers that Lessee is in default under this Agreement or that Lessee has not complied with its obligations hereunder, both express and implied, including the non-payment of any due Fees, Lessor shall notify Lessee in writing, setting out specifically in what respects Lessee is in default or Lessee has breached this Agreement. Lessee shall then have fifteen (15) days after date of receipt of said notice, within which to meet or commence to meet all or any part of the breaches mentioned by Lessor, or to correct any default. The service of said notice shall not restrict the right of the Lessor to take any immediate action or filing a claim on this Agreement for any cause.

8.3	Upon the occurrence of the event of default, and after notice thereof and opportunity but failure to cure or commence to cure as set forth above, the Agreement shall be terminated without the need of any further notice to this effect, and the Lessee agrees to surrender possession of the leased tanks to the Lessor immediately and any further presence to the Lessee in the Terminal shall be considered illegal. If Lessee fails to surrender possession of the leased tanks as required under this Agreement, Lessor may institute proceedings necessary to clear title or to take possession, and in that event, in addition to all other relief that may be granted to Lessor, Lessor shall be entitled to recover against Lessee all attorney fees, investigation charges, court costs and expert fees thus expended by Lessor.

8.4	Upon default by Lessee, Lessor shall be entitled to exercise any remedies available at law, in equity, products or otherwise, each such remedy being considered cumulative. No single exercise of any remedy set forth herein shall be considered as a waiver to exercise any other remedy.

8.5	Upon the Termination for Default in accordance with Article 9.3, the Lessee shall be obligated to pay the agreed rate of fees for the coming one year to be paid as an agreed penalty for the Lessee’s Default.

9.	Indemnity

9.1	Lessee agrees to defend, indemnify and hold harmless Lessor and Lessor’s heirs, successors, representatives, employees, agents and assigns from and against any and all claims, demands and causes of action for injury (including death) or damage to persons or property or fines or penalties, or environmental matters arising out of, incidental to or resulting from the operations of or for Lessee or Lessee’s servants, agents, employees, guests, licensees, invitees or independent contractors, and from and against all costs and expenses incurred by the Lessor by reason of any such claim, including attorneys’ fees; and each assignee of this Agreement, or an interest therein.

10.	Sublease

10.1	Lessor hereby agrees to give Lessor rights of Phase I sublease of part or all of the capacity of Phase I subject to Lessor prior approval of each sublease on the term and conditions acceptable to Lessor

10.2	Lessee is required to conduct all needed due diligence for each sub lessee prior to engaging in any sub lease

10.3	Lessee hereby agrees to be liable for ensuring that Phase I capacity is always at 100% occupancy levels and to compensate the Lessor of any loss of revenues which falls below the Fee Threshold and below the aforementioned occupancy levels

10.4	In case any given sub lessee had the preference of signing a lease agreement directly with Lessor; then such preference shall not be deemed as a release of Lessee’s obligations and liabilities to compensate Lessor of any losses of revenues, and Lessee would be required to make the relevant storage capacity available to sub lessee

11.	Guarantee

10.1	Pursuant to the terms of this Agreement, Lessee agrees to provide a Guarantee of Phase I income as referred to in Schedule A

12.	Confidentiality

a.	Save where such disclosure is necessary for the purpose of carrying out its obligations under this Agreement, neither Party shall, without the prior written consent of the other, disclose to any person any confidential or commercially sensitive information which has come into its possession or which may in the course of this Agreement come into its possession relating to the other Party.

b.	The Parties shall be bound by the provisions of this Clause 12 for the duration of this Agreement and a period of three years thereafter.

c.	The restriction on disclosure contained in Clause 12.1 shall not apply to the disclosure of information

i.	to the extent required by law, regulatory authority, stock exchange which the party is in process of listing in or being listing at, or by an order of court;

ii.	where the relevant information is or has become available in the public domain (except as result of a breach of this Clause 12).

13.	Assignment

a.	Neither Party shall assign its rights or transfer its obligations under this Agreement to any other person, firm or company without the prior written consent of the other Party, subject to Clause 12.

b.	Lessor shall be able to assign its rights under this Agreement to an affiliate, or a new entity created and owned by Lessor.

14.	No Partnership or Agency

Nothing in this Agreement shall constitute a partnership between Lessor and Lessee. Neither Lessor or its staff shall be agents or employees of Lessee and neither it nor they shall be entitled to bind Lessee or to contract in its name or to create a liability against Lessee save as expressly authorised in writing by Lessee from time to time.

15.	Notices

Unless otherwise provided for herein, any notice or other communication to be given under this Agreement shall be in writing and shall be deemed to have been duly served on, given to or made if it is delivered by hand or sent by prepaid mail.

In the case of Lessor to:

Brooge Petroleum and Gas Investment Company

Address:

P.O. Box 50170,

Fujairah Free Zone

United Arab Emirates

In the case of Lessee to:

Brooge International Advisory LLC

Address: PO Box 29939

Abu Dhabi,

United Arab Emirates

16.	Arbitration

a.	Any Dispute shall be referred to and finally resolved by arbitration under the DIFC-LCIA Arbitration Centre Rules (the “Rules”) which (save as modified by this Clause 16) are deemed to be incorporated by reference into this Clause 20. Capitalised terms used in this Clause 16 and not otherwise defined in this Agreement have the meanings given to them in the Rules.

b.	The seat, or legal place, of arbitration shall be the Dubai International Financial Centre, Dubai, United Arab Emirates.

c.	The number of arbitrators shall be three. The claimant (or, if more than one claimant, the claimants jointly) shall nominate one arbitrator and the respondent (or, if more than one respondent, the respondents jointly) shall nominate one arbitrator, in each case in accordance with the Rules. The third arbitrator, who will act as a chairperson of the arbitral tribunal, shall be nominated jointly by the two co-arbitrators, provided that if the third arbitrator has not been so nominated within 30 Business Days of the time-limit for service of the response, the third arbitrator shall be appointed by the LCIA Court.

17.	Applicable Law

This Agreement and any dispute, difference, controversy or claim arising out of or relating to this Agreement including the negotiation, existence, validity, invalidity, enforceability, breach or termination thereof regardless of whether the same shall be regarded as contractual or not (a “Dispute”), shall be governed by the federal laws of the United Arab Emirates and the law of the Emirate of Fujairah.

18.	Severability

Should any part, term or provision of this Agreement be judged illegal or in conflict with any law, by a court of competent jurisdiction, the validity of the remaining portions or provisions shall not be affected thereby.

19.	No Third Party Rights

No person other than a Party may enforce this Agreement.

20.	Variation and Amendment

No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by an authorised signatory of each Party.

21.	Force Majeure

21.1	Scope of Force Majeure

Any delays in or failure of performance by either Party shall not constitute default hereunder or give liability for any claims if and to the extent such delays in or failures of performance are, without the fault or negligence on the part of the affected Party, caused by Force Majeure. “Force Majeure” shall mean any event or circumstances, which is not within the reasonable control of the Party affected by the cause and which, by the exercise of diligence, such Party is unable to foresee or prevent and may include, but shall not be limited to:

(a)	war, hostilities, revolution, riots, insurrection or other civil commotion, acts of terrorism or sabotage;

(b)	nuclear explosion, radioactive, biological or chemical contamination, ionizing radiation, or the discovery of such contamination or radiation;

(c)	strikes and/or lockouts except any such action by employees or subcontractors or agents of the Party claiming Force Majeure;

(d)	any effect of the natural elements, including lightning, fire, earthquake, sandstorm, flood, storm, tsunami, cyclone, typhoon or tornado;

(e)	explosion (other than nuclear explosion or an explosion resulting from an act or war);

(f)	epidemic or plague;

(g)	inability to obtain necessary equipment or materials due to blockade, embargo or sanctions; and

(h)	any act of omission of any competent authority including any refusal to issue, withdrawal, non-renewal or non-extension of a license, permit or approval.

22.	Miscellaneous

a.	Each Party agrees to act in good faith in dealing with one another pursuant to this Agreement.

b.	Subject to the terms and conditions of this Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of this Agreement as promptly and shall use commercially reasonable efforts to cooperate with the other Party to that end.

c.	This Agreement shall form the entire agreement between the parties and shall supersede all prior agreements and discussions. Any provision of this Agreement may be amended or waived if, in writing and is duly signed by both parties.

d.	Each party represents and warrants for the benefit of the other party from the Effective date of this Agreement that:

-	It has the legal capacity to enter into this Agreement;

-	The execution by it of this Agreement has been duly authorized;

-	It has and will at all times maintain all authorizations, approvals and licenses required to enable it lawfully to perform its obligations under this Agreement.

Signed by Mr. Nicolaas Paardenkooper	/s/ Mr. Nicolaas Paardenkooper	)

for and on behalf of		)

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY		)

Signed by H.E Suhail Suhail Al Mazrouie	/s/ H.E Suhail Suhail Al Mazrouie	)

for and on behalf of		)

AL BROOGE INTERNATIONAL ADVISORY LLC		)

In witness whereof the Parties hereto have entered into this Guarantee on the day and year first above written.

Signed by	)
H.E Suhail Suhail Al Mazrouie	)	/s/ H.E Suhail Suhail Al Mazrouie
for and on behalf of	)
Al Brooge International Advisory LLC	)

In the presence of

Name:	/s/ Ann Caramel de Vera
Address:	Ann Caramel de Vera
Al Sayegh building, Hamdan
street 04 floor

Signed by	)
Mr. Nicolaas Pardenkooper	)	/s/ Mr. Nicolaas Pardenkooper
for and on behalf of	)
Brooge Petroleum and Gas Investment Company	)

In the presence of

Name:	/s/ Ann Caramel de Vera
Address:	Ann Caramel de Vera
Al Sayegh building, Hamdan
street 04 floor